AULT INCORPORATED & SUBSIDIARY

CALCULATIONS OF CONSOLIDATED EARNINGS PER SHARE
(in Thousands of Dollars, Except Per Share Data)
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
                                     (UNAUDITED)
                                   NINE MONTHS ENDED
                                 SEPT. 1, AUG. 27,
                                   1996     1995

Earnings Per Common Share:

Net Income                           $227       $62

Average Shares of Common Stock
and
   Equivalent Outstanding:
      Common Shares Beginning
of                              2,119,776 2,083,775
         Period

      Weighted Average Number
of
        Shares of Common Stock      5,666       333
From
         Exercise of Options
      Additional Outstanding
Common
         Shares From Fully        256,681    75,787
Dilutive
         Options, Weighted
Average*

Weighted Average Number of
Shares and                      2,383,774 2,159,896
Common Equivalent Shares
Outstanding

Earnings Per Share                  $0.10     $0.03

*Common stock equivalent for exercisable options amounting to 104,738 shares in fiscal 1995, had an antidilutive effect on the earnings per share, because of their higher exercise prices compared to their market values. These shares were, therefore, excluded from the per share earnings calculations.
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